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                                                                   Exhibit 99(a)
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                              FOR IMMEDIATE RELEASE

Contacts:         Sandra L. Stockhorst               Tina M. Farrington
                  VP, Investor Relations             SVP, Marketing
                  (419) 784-4023                     (419) 784-2549

WORLDCOM INVESTMENT IMPACTS RURBAN SECOND QUARTER EARNINGS

DEFIANCE, Ohio, July 3, 2002 - RURBAN FINANCIAL CORP. (NASDAQNM: RBNF) ("Rurban") reported today it holds $2 million in WorldCom Group bonds. Rurban estimates that it will record an unrealized, after tax loss of $1.1 million in the second quarter ended June 30, 2002, related to the decline in market value of its WorldCom investment. Rurban holds $2 million par value of WorldCom maturing in May 2004 as a part of its $94 million investment portfolio. Market value of the bonds as of June 30, 2002 was $325,000.

Subsequent events in the WorldCom situation may increase or decrease Rurban's loss on this investment.

RURBAN'S SECOND QUARTER EARNINGS ARE SCHEDULED FOR RELEASE IN EARLY AUGUST.

ABOUT RURBAN FINANCIAL CORP.
----------------------------

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.


The Company currently has 10,000,000 shares of stock authorized and 4,566,721 shares outstanding. The investment banking firms of McDonald & Co. Securities Inc. (Trident Securities Division), Sweney Cartwright and Co., and Friedman, Billings, Ramsey Group, Inc. are the primary market makers for these shares.

Rurban's wholly owned subsidiaries and operating divisions are The State Bank and Trust Company, Reliance Financial Services, N.A., The Peoples Banking Company, The First Bank of Ottawa, The Citizens Savings Bank Company and Rurbanc Data Services, Inc. (RDSI). The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood and Cuyahoga. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

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FORWARD-LOOKING STATEMENTS
--------------------------

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.



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